Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HSBC Technology & Services (USA) Inc.

We consent to the incorporation by reference in the registration statements (No. 333-134419 and No. 333-134419-01) on Form S-3 of HSBC Credit Card Master Note Trust (USA) I of our attestation report dated March 3, 2008 with respect to HSBC Technology & Services (USA) Inc.’s (the Company) assessment of compliance with the servicing criteria set forth in Item 1122(d)(2)(i) and 1122(d)(4)(iv) of the Securities and Exchange Commission’s Regulation AB applicable to the servicing of asset backed securitization transactions backed by receivables in the HSBC Credit Card Master Note Trust (USA) I program, as of and for the year ended December 31, 2007. Management has determined that all other criteria set forth in Item 1122(d) are not applicable to the Company’s activities with respect to HSBC Credit Card Master Note Trust (USA) I. Our attestation report appears in the December 31, 2007 annual report on Form 10-K of HSBC Credit Card Master Note Trust (USA) I.

/s/ KPMG LLP

Chicago, Illinois

March 24, 2008